Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle Corporation Finishes 2019 Strong; Announces 2020 Outlook

CHARLOTTE, NC - Feb. 19, 2020 – Albemarle Corporation (NYSE: ALB) today announced its results for the fourth quarter and full year 2019.

Fourth Quarter 2019 Highlights
(Based on year-over-year comparisons)

•	Net sales of $993 million increased ~8%, including an unfavorable currency exchange impact of ~1%

•	Diluted EPS of $0.85 decreased ~30%

•	Adjusted diluted EPS of $1.73 increased ~13%

•	Adjusted EBITDA of $295 million increased ~12%

Full Year 2019 Highlights
(Based on year-over-year comparisons)

•	Net sales of $3.6 billion increased ~6%, including an unfavorable foreign exchange impact of ~1%

•	Diluted EPS of $5.02 decreased ~21%

•	Adjusted diluted EPS of $6.04 increased ~10%

•	Adjusted EBITDA of $1.04 billion increased ~3%

Notable Developments

•	Completed acquisition of 60% ownership in the Wodgina spodumene mine and formed MARBL Lithium Joint Venture with Mineral Resources Limited on Oct. 31, 2019.

•
Issued a series of notes totaling ~$1.6 billion to repay 1) $1.0 billion balance of the unsecured credit facility primarily used to fund the Wodgina acquisition, 2) ~$350 million of commercial paper notes and 3) the remaining balance of $175.2 million of senior notes issued in 2010. Funds also used for general corporate purposes.

•	In collaboration with ExxonMobil, created the Galexia™ platform, a transformative hydroprocessing suite of catalyst and service solutions for the refining industry.

•	Advanced cost-reduction program expected to deliver a run rate of over $100 million in sustainable savings by the end of 2021.

•	Commenced process to divest Fine Chemistry Services and Performance Catalyst Solutions businesses and furthered prospective buyer evaluations.

•	Named to S&P 500 Dividend Aristocrat Index in recognition of 25 years of dividend increases.

“Our ability to integrate, execute and adapt to market conditions contributed to our strong growth and notable achievements this year,” said CEO Luke Kissam. “In 2019, we saw solid performances across our portfolio and expanded our market-leading position in Lithium with additional high-quality resources and greater nameplate conversion capacity. We also marked 25 consecutive years of dividend increases. We are stronger today than we have ever been. Our long-term strategy will deliver robust growth in a sustainable way and will drive value for all Albemarle stakeholders.”

Full Year 2020 Outlook

As previously communicated on Oct. 24, 2019, Albemarle anticipates its 2020 performance to be lower year-over-year based on expected lower results from Lithium and flat-to-slightly lower results from Bromine Specialties, partially offset by flat to slightly higher results from Catalysts.

	2020 Outlook	vs Full Year 2019
Net sales	$3.48 - $3.53 billion	(2)% - (3)%
Adjusted EBITDA	$880 - $930 million	(10)% - (15)%
Adjusted EPS (per diluted share)	$4.80 - $5.10	(16)% - (21)%

Longer-Term View

During Albemarle’s Investor Day on Dec. 12, 2019, company leaders discussed their view on long-range growth prospects through 2024. The company’s four-pillar strategy, revealed in 2017, remains intact with an execution shift to adapt to the current lithium environment. Under this strategy, the company plans to:

•	GROW by investing in lithium and generating strong free cash flow across the portfolio to support lithium assets;

•
MAXIMIZE market-leading Bromine and Catalysts businesses as strong cash generators; integrate systems, advance operational excellence, and implement initiatives to drive significant and sustainable cost savings;

•	ASSESS and evaluate the company portfolio for opportunities to divest non-core businesses and acquire or build lithium conversion assets; and

•
INVEST with a disciplined capital allocation approach focused on annual dividend growth, maintaining its investment grade credit rating, and investing in lithium capacity and productivity improvements.

”We have the best lithium resources in the world and they will serve demand over the next 10 to 15 years,” CEO Luke Kissam stated in his closing remarks that day. “Albemarle remains a strong cash generator and we will be free cash flow positive in 2021. This will give us flexibility to invest in high-growth areas, strengthen our leadership position, and return capital to our shareholders.”

Fourth Quarter Results

In millions, except per share amounts	Q4 2019	Q4 2018	$ Change	% Change
Net sales	$992.6	$921.7	$70.9	7.7%
Net income attributable to Albemarle Corporation	$90.4	$129.6	$(39.2)	(30.2)%
Adjusted EBITDA(a)	$294.7	$264.3	$30.4	11.5%
Diluted earnings per share	$0.85	$1.21	$(0.36)	(29.8)%
Non-operating pension and OPEB items(a)	0.19	0.08
Non-recurring and other unusual items(a)	0.69	0.24
Adjusted diluted earnings per share(b)	$1.73	$1.53	$0.20	13.1%

(a)	See Non-GAAP Reconciliations for further details.

(b)	Totals may not add due to rounding.

•
Net sales increased 8%, including an unfavorable currency exchange impact, due to increased volume in Lithium and Fine Chemistry Services (“FCS”) and favorable pricing in Bromine Specialties and Catalysts.

•
Earnings decreased as a result of 1) $64.8 million of stamp duties levied on purchased assets related to the Wodgina acquisition, 2) a $29.3 million mark-to-market actuarial loss related to non-operating pension and OPEB plans, 3) higher interest and financing expenses resulting from debt issued to fund the Wodgina acquisition and 4) larger depreciation and amortization due to increased capital projects put into service. Bromine Specialties and FCS earnings growth partially offset the decrease.

Fourth Quarter Business Segment Results

Lithium

In millions	Q4 2019	Q4 2018	$ Change	% Change
Net Sales	$411.1	$341.6	$69.5	20.3%
Adjusted EBITDA	$140.1	$144.5	$(4.4)	(3.1)%

•	Net sales reflects unfavorable currency exchange of ~2%. Adjusted EBITDA reflects favorable currency exchange of ~2% resulting from a weaker Chilean Peso.

•	Net sales grew because of favorable volume of ~27%, largely in battery-grade lithium hydroxide. Pricing was flat, with unfavorable customer mix impacts of ~5%.

•
Cost of goods sold increased, mainly due to higher tolling product costs to meet customer commitments. This, coupled with the unfavorable customer mix impacts, offset the benefit of increased sales volume, resulting in lower adjusted EBITDA.

•	For the full year 2019, Lithium net sales were up ~11% and adjusted EBITDA was down ~1% year-over-year.

Bromine Specialties

In millions	Q4 2019	Q4 2018	$ Change	% Change
Net Sales	$243.5	$239.1	$4.4	1.8%
Adjusted EBITDA	$79.7	$70.2	$9.5	13.6%

•	Net sales and adjusted EBITDA both reflect unfavorable currency exchange of ~1%.

•	Net sales increased due to favorable price impacts and product mix of ~3%. Adjusted EBITDA benefited from price and product mix.

•	For the full year 2019, Bromine Specialties net sales and adjusted EBITDA were up ~9% and ~14%, respectively, year-over-year.

Catalysts

In millions	Q4 2019	Q4 2018	$ Change	% Change
Net Sales	$282.5	$304.7	$(22.2)	(7.3)%
Adjusted EBITDA	$76.7	$78.8	$(2.0)	(2.6)%

•	Net sales and adjusted EBITDA reflect unfavorable currency exchange of ~1% and ~3%, respectively.

•
Net sales decreased in Clean Fuel Technology, or HPC, and Fluid Catalytic Cracking (FCC) Catalysts due to delays in the start-up of new FCC units, partially offset by favorable price impacts and product mix.

•
For the full year 2019, Catalysts net sales and adjusted EBITDA were down ~4% and ~5%, respectively, year-over-year. Excluding the impact of the polyolefin catalysts divestiture in 2018, Catalysts net sales and adjusted EBITDA were both down ~1% year-over-year.

All Other

In millions	Q4 2019	Q4 2018	$ Change	% Change
Net Sales	$55.4	$36.2	$19.2	53.1%
Adjusted EBITDA	$20.7	$6.4	$14.3	225.3%

•	Net sales and adjusted EBITDA growth primarily reflects increased sales volume of ~51% and ~123%, respectively, in our FCS business.

•	For the full year 2019, All Other net sales and adjusted EBITDA were up ~30% and ~252%, respectively, year-over-year.

Corporate Results

In millions	Q4 2019	Q4 2018	$ Change	% Change
Adjusted EBITDA	$(22.6)	$(35.5)	$13.0	(36.5)%

•	Adjusted EBITDA reflects favorable currency exchange of ~8%.

•	Results reflect lower selling, general and administrative spending for professional services.

Income Taxes

The effective income tax rate for the fourth quarter of 2019 was (6.5)% compared to 8.6% in the same period in 2018, largely due to a change in geographic earnings mix and tax discretes. The fourth quarter of 2019 includes a $19.0 million tax benefit for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation. On an adjusted basis, the effective income tax rates were 18.4% and 19.9% for the fourth quarter of 2019 and 2018, respectively. The effective income tax rate for the full year 2019 was 15.7% compared to 18.2% in the same period in 2018, largely due to a change in geographic earnings mix and tax discretes. The full year 2019 includes a $15.0 million tax benefit for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation. On an adjusted basis, the effective income tax rates were 18.4% and 21.6% for the full year 2019 and 2018, respectively.

Cash Flow and Capital Deployment

Cash from operations was $719.4 million for the year ended Dec. 31, 2019, an increase of $173.2 million, or 32%, versus the same period in 2018. The result was primarily due to a reduction in the build-up of inventory in our Lithium and Catalysts businesses, the timing of the collection on certain receivables, higher dividends received from unconsolidated investments and increased cash earnings. Timing on payables and higher cash taxes paid partially offset the increase.

On Oct. 31, 2019, Albemarle acquired a 60% interest in MRL’s Wodgina spodumene mine and formed the MARBL Lithium Joint Venture with MRL. Approximately $1.6 billion of new note issuances funded the acquisition, as well as repaid approximately $350 million of commercial paper notes and the remaining balance of $175.2 million of senior notes issued in 2010. The Company also used the funds for general corporate purposes.

Capital expenditures were $851.8 million for full year 2019 as compared to $700.0 million for 2018, with the increase driven largely by expansion in the Lithium business. As previously announced, Albemarle reduced its multi-year capital expenditure plan to approximately $3.5 billion from $5.0 billion over the next five years. This adjustment reflects the Company’s commitment to generating free cash in 2021.

During the year ended Dec. 31, 2019, Albemarle deployed dividends to shareholders totaling $152.2 million, up 5% from 2018.

Cash and cash equivalents were $613.1 million at Dec. 31, 2019, as compared to $555.3 million at Dec. 31, 2018.

Earnings Call

Date:	Thursday, Feb. 20, 2020
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6039717

The Company’s earnings presentation and supporting material is available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 6,000 people and serves customers in approximately 75 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$992,564	$921,699	$3,589,427	$3,374,950
Cost of goods sold	654,053	601,315	2,331,649	2,157,694
Gross profit	338,511	320,384	1,257,778	1,217,256
Selling, general and administrative expenses	185,163	120,916	533,368	446,090
Research and development expenses	14,263	16,384	58,287	70,054
Loss (gain) on sale of business	—	8,277	—	(210,428)
Operating profit	139,085	174,807	666,123	911,540
Interest and financing expenses	(22,400)	(12,571)	(57,695)	(52,405)
Other expenses, net	(38,388)	(32,528)	(45,478)	(64,434)
Income before income taxes and equity in net income of unconsolidated investments	78,297	129,708	562,950	794,701
Income tax (benefit) expense	(5,105)	11,196	88,161	144,826
Income before equity in net income of unconsolidated investments	83,402	118,512	474,789	649,875
Equity in net income of unconsolidated investments (net of tax)	22,841	27,537	129,568	89,264
Net income	106,243	146,049	604,357	739,139
Net income attributable to noncontrolling interests	(15,852)	(16,453)	(71,129)	(45,577)
Net income attributable to Albemarle Corporation	$90,391	$129,596	$533,228	$693,562
Basic earnings per share:	$0.85	$1.22	$5.03	$6.40
Diluted earnings per share:	$0.85	$1.21	$5.02	$6.34

Weighted-average common shares outstanding – basic	106,037	106,042	105,949	108,427
Weighted-average common shares outstanding – diluted	106,314	107,005	106,321	109,458

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$613,110	$555,320
Trade accounts receivable	612,651	605,712
Other accounts receivable	67,551	52,059
Inventories	768,984	700,540
Other current assets	162,813	84,790
Total current assets	2,225,109	1,998,421
Property, plant and equipment	6,817,843	4,799,063
Less accumulated depreciation and amortization	1,908,370	1,777,979
Net property, plant and equipment	4,909,473	3,021,084
Investments	579,813	528,722
Other assets	213,061	80,135
Goodwill	1,578,785	1,567,169
Other intangibles, net of amortization	354,622	386,143
Total assets	$9,860,863	$7,581,674
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$574,138	$522,516
Accrued expenses	553,160	257,323
Current portion of long-term debt	187,336	307,294
Dividends payable	38,764	35,169
Current operating lease liability	23,137	—
Income taxes payable	32,461	60,871
Total current liabilities	1,408,996	1,183,173
Long-term debt	2,862,921	1,397,916
Postretirement benefits	50,899	46,157
Pension benefits	292,073	285,396
Other noncurrent liabilities	754,536	526,942
Deferred income taxes	397,858	382,982
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,061	1,056
Additional paid-in-capital	1,383,446	1,368,897
Accumulated other comprehensive loss	(395,735)	(350,682)
Retained earnings	2,943,478	2,566,050
Total Albemarle Corporation shareholders’ equity	3,932,250	3,585,321
Noncontrolling interests	161,330	173,787
Total equity	4,093,580	3,759,108
Total liabilities and equity	$9,860,863	$7,581,674

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash and cash equivalents at beginning of year	$555,320	$1,137,303
Cash flows from operating activities:
Net income	604,357	739,139
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	213,484	200,698
Gain on sale of business	—	(210,428)
Gain on sale of property	(14,411)	—
Stock-based compensation and other	19,680	15,228
Equity in net income of unconsolidated investments (net of tax)	(129,568)	(89,264)
Dividends received from unconsolidated investments and nonmarketable securities	71,746	57,415
Pension and postretirement expense	31,515	10,410
Pension and postretirement contributions	(16,478)	(15,236)
Unrealized gain on investments in marketable securities	(2,809)	(527)
Loss on early extinguishment of debt	4,829	—
Deferred income taxes	14,394	49,164
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
(Increase) in accounts receivable	(18,220)	(97,448)
(Increase) in inventories	(46,304)	(124,067)
(Increase) in other current assets	(32,941)	(2,181)
(Decrease) increase in accounts payable	(12,234)	73,730
(Decrease) in accrued expenses and income taxes payable	(4,640)	(1,999)
Other, net	36,974	(58,469)
Net cash provided by operating activities	719,374	546,165
Cash flows from investing activities:
Acquisitions, net of cash acquired	(820,000)	(11,403)
Capital expenditures	(851,796)	(699,991)
Cash proceeds from divestitures, net	—	413,569
Proceeds from sale of property and equipment	10,356	—
Sales of (investments in) marketable securities, net	384	(270)
Investments in equity and other corporate investments	(2,569)	(5,600)
Net cash used in investing activities	(1,663,625)	(303,695)
Cash flows from financing activities:
Proceeds from borrowings of other long-term debt	1,597,807	—
Repayments of long-term debt	(175,215)	—
Other repayments, net	(126,364)	(113,567)
Fees related to early extinguishment of debt	(4,419)	—
Dividends paid to shareholders	(152,204)	(144,596)
Dividends paid to noncontrolling interests	(83,187)	(14,756)
Repurchases of common stock	—	(500,000)
Proceeds from exercise of stock options	4,814	3,633
Withholding taxes paid on stock-based compensation award distributions	(11,031)	(17,240)
Debt financing costs	(7,514)	—
Net cash provided by (used in) financing activities	1,042,687	(786,526)
Net effect of foreign exchange on cash and cash equivalents	(40,646)	(37,927)
Increase (decrease) in cash and cash equivalents	57,790	(581,983)
Cash and cash equivalents at end of period	$613,110	$555,320

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales:
Lithium	$411,140	$341,648	$1,358,170	$1,228,171
Bromine Specialties	243,464	239,111	1,004,216	917,880
Catalysts	282,522	304,732	1,061,817	1,101,554
All Other	55,438	36,208	165,224	127,186
Corporate	—	—	—	159
Total net sales	$992,564	$921,699	$3,589,427	$3,374,950

Adjusted EBITDA:
Lithium	$140,080	$144,513	$524,934	$530,773
Bromine Specialties	79,714	70,195	328,457	288,116
Catalysts	76,734	78,773	270,624	284,307
All Other	20,697	6,362	49,628	14,091
Corporate	(22,562)	(35,541)	(136,862)	(110,623)
Total adjusted EBITDA	$294,663	$264,302	$1,036,781	$1,006,664

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company’s results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except percentages and per share amounts	2019	2018	2019	2018
Net income attributable to Albemarle Corporation	$90,391	$129,596	$533,228	$693,562
Add back:
Non-operating pension and OPEB items (net of tax)	20,453	8,829	18,648	3,234
Non-recurring and other unusual items (net of tax)	73,430	25,291	90,669	(96,440)
Adjusted net income attributable to Albemarle Corporation	$184,274	$163,716	$642,545	$600,356

Adjusted diluted earnings per share	$1.73	$1.53	$6.04	$5.48

Weighted-average common shares outstanding – diluted	106,314	107,005	106,321	109,458

Net income attributable to Albemarle Corporation	$90,391	$129,596	$533,228	$693,562
Add back:
Interest and financing expenses	22,400	12,571	57,695	52,405
Income tax (benefit) expense	(5,105)	11,196	88,161	144,826
Depreciation and amortization	56,766	50,187	213,484	200,698
EBITDA	164,452	203,550	892,568	1,091,491
Non-operating pension and OPEB items	28,780	11,881	26,970	5,285
Non-recurring and other unusual items (excluding items associated with interest expense)	101,431	48,871	117,243	(90,112)
Adjusted EBITDA	$294,663	$264,302	$1,036,781	$1,006,664

Net sales	$992,564	$921,699	$3,589,427	$3,374,950
EBITDA margin	16.6%	22.1%	24.9%	32.3%
Adjusted EBITDA margin	29.7%	28.7%	28.9%	29.8%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended December 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$29,158	$67,625	$63,358	$160,141	$18,559	$(88,309)	$90,391	9.1%
Depreciation and amortization	27,755	12,330	12,582	52,667	2,138	1,961	56,766	5.7%
Non-recurring and other unusual items (excluding items associated with interest expense)	83,167	(241)	794	83,720	—	17,711	101,431	10.2%
Interest and financing expenses	—	—	—	—	—	22,400	22,400	2.3%
Income tax expense	—	—	—	—	—	(5,105)	(5,105)	(0.5)%
Non-operating pension and OPEB items	—	—	—	—	—	28,780	28,780	2.9%
Adjusted EBITDA	$140,080	$79,714	$76,734	$296,528	$20,697	$(22,562)	$294,663	29.7%

Three months ended December 31, 2018:
Net income (loss) attributable to Albemarle Corporation	$112,273	$59,333	$58,566	$230,172	$4,359	$(104,935)	$129,596	14.1%
Depreciation and amortization	23,433	10,862	11,930	46,225	2,003	1,959	50,187	5.4%
Non-recurring and other unusual items	8,807	—	8,277	17,084	—	31,787	48,871	5.3%
Interest and financing expenses	—	—	—	—	—	12,571	12,571	1.4%
Income tax expense	—	—	—	—	—	11,196	11,196	1.2%
Non-operating pension and OPEB items	—	—	—	—	—	11,881	11,881	1.3%
Adjusted EBITDA	$144,513	$70,195	$78,773	$293,481	$6,362	$(35,541)	$264,302	28.7%

Year ended December 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$341,767	$279,945	$219,686	$841,398	$41,188	$(349,358)	$533,228	14.9%
Depreciation and amortization	99,424	47,611	50,144	197,179	8,440	7,865	213,484	5.9%
Non-recurring and other unusual items (excluding items associated with interest expense)	83,743	901	794	85,438	—	31,805	117,243	3.3%
Interest and financing expenses	—	—	—	—	—	57,695	57,695	1.6%
Income tax expense	—	—	—	—	—	88,161	88,161	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	26,970	26,970	0.8%
Adjusted EBITDA	$524,934	$328,457	$270,624	$1,124,015	$49,628	$(136,862)	$1,036,781	28.9%

Year ended December 31, 2018:
Net income (loss) attributable to Albemarle Corporation	$428,212	$246,509	$445,604	$1,120,325	$6,018	$(432,781)	$693,562	20.6%
Depreciation and amortization	95,193	41,607	49,131	185,931	8,073	6,694	200,698	5.9%
Non-recurring and other unusual items	7,368	—	(210,428)	(203,060)	—	112,948	(90,112)	(2.7)%
Interest and financing expenses	—	—	—	—	—	52,405	52,405	1.5%
Income tax expense	—	—	—	—	—	144,826	144,826	4.3%
Non-operating pension and OPEB items	—	—	—	—	—	5,285	5,285	0.2%
Adjusted EBITDA	$530,773	$288,116	$284,307	$1,103,196	$14,091	$(110,623)	$1,006,664	29.8%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other expenses, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
MTM actuarial loss	$29,339	$14,001	$29,339	$14,001
Interest cost	8,893	8,480	35,394	34,116
Expected return on assets	(9,452)	(10,600)	(37,763)	(42,832)
Total	$28,780	$11,881	$26,970	$5,285

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Restructuring and other(1)	$—	$—	$0.05	$0.03
Acquisition and integration related costs(2)	0.05	0.05	0.15	0.14
Albemarle Foundation contribution(3)	—	—	—	0.11
Gain on sale of business(4)	—	0.06	—	(1.55)
Gain on sale of property(5)	(0.02)	—	(0.10)	—
Stamp duty(6)	0.61	—	0.61	—
Windfield tax settlement(7)	0.16	—	0.16	—
Legal accrual(8)	—	—	—	0.21
Environmental accrual(9)	—	—	—	0.11
Loss on extinguishment of debt(10)	0.04	—	0.04	—
Indemnification adjustments(11)	—	0.23	—	0.23
Other(12)	0.13	0.07	0.20	0.11
Discrete tax items(13)	(0.28)	(0.17)	(0.26)	(0.27)
Total non-recurring and other unusual items	$0.69	$0.24	$0.85	$(0.88)

(1)
Included in Selling, general and administrative expenses for the three months and year ended December 31, 2019 is $0.6 million and $5.9 million ($0.4 million and $5.4 million after income taxes, or less than $0.01 per share and $0.05 per share), respectively, related to severance payments as part of a business reorganization plan. Included in Cost of goods sold and Selling, general and administrative expenses is $0.1 million and $3.7 million, respectively, (or $0.03 per share) for the year ended December 31, 2018 related to severance payments as part of a business reorganization plan.

(2)
Acquisition and integration related costs for the three months and year ended December 31, 2019 and 2018 related to various significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Acquisition and integration related costs:
Cost of goods sold	$1.0	$0.9	$1.0	$3.7
Selling, general and administrative expenses	5.3	5.5	19.7	15.7
Total	$6.3	$6.4	$20.7	$19.4
Total acquisition and integration related costs, after income taxes	$5.1	$5.1	$16.1	$15.7
Total acquisition and integration related costs, per diluted share	$0.05	$0.05	$0.15	$0.14

(3)
Included in Selling, general and administrative expenses for the year ended December 31, 2018 is a $15.0 million ($11.5 million after income taxes, or $0.11 per share) charitable contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the Company, and is significant in size and nature in that it is intended to provide more long-term benefits in the communities where we live and operate.

(4)
Included in Gain on sale of business, for the year ended December 31, 2018 is $210.4 million ($169.9 million after discrete income taxes, or $1.55 per share) related to the Polyolefin Catalysts Divestiture. During the three months ended December 31, 2018 we adjusted the gain, originally recorded in the second quarter of 2018, to reduce it by $8.3 million ($6.8 million after discrete income taxes, or $0.06 per share).

(5)
Included in Selling, general and administrative expenses for the three months and year ended December 31, 2019 is a gain of $3.3 million ($2.4 million after income taxes, or $0.02 per share) related to the release of liabilities as part of the sale of a property. In addition, included in Other expenses, net, for the year ended December 31, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(6)
Included in Selling, general and administrative expenses for the three months and year ended December 31, 2019 is $64.8 million (or $0.61 per share as there was no income tax impact) resulting from stamp duties levied on assets purchased related to the Wodgina Project, with the unpaid balance recorded in Accrued expenses as of December 31, 2019.

(7)
Included in Equity in net income of unconsolidated investments (net of tax) for the three months and year ended December 31, 2019 is $17.3 million (or $0.16 per share) representing our 49% share of a tax settlement between our Windfield joint venture and an Australian taxing authority. This adjustment is offset by a discrete tax benefit from a competent tax authority agreement. See below for a discussion of descrete tax items.

(8)
Included in Other expenses, net, for the year ended December 31, 2018 is an expense of $10.8 million (or $0.10 per share as there was no income tax impact), resulting from a settlement of a legal matter related to guarantees from a previously disposed business and an expense of $16.2 million ($12.5 million after income taxes, or $0.11 per share) resulting from a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. Both matters were resolved and paid in 2018.

(9)
Increase in environmental reserve of $15.6 million ($12.0 million after income taxes, or $0.11 per share) to indemnify the buyer of a formerly owned site recorded in Other expenses, net. As defined in the agreement of sale, this indemnification has a set cutoff date in 2024, at which point we will no longer be required to provide financial coverage.

(10)
Included in Interest and financing expenses for the three months and year ended December 31, 2019 is a loss on early extinguishment of debt of $4.8 million ($3.7 million after income taxes, or $0.04 per share) related to tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of the 4.50% senior notes due in 2020.

(11)
Included in Other expenses, net for the three months and year ended December 31, 2018 is $19.7 million (or $0.19 per share and $0.18 per share for the three months and year ended December 31, 2018, respectively, due to differences in the weighted average share count between periods) related to the proposed settlement of an ongoing audit of a previously disposed business in Germany, as well as $4.6 million (or $0.04 per share) related to the adjustment of indemnifications previously recorded from disposed businesses. In addition, for the year ended December 31, 2018, $0.9 million ($0.7 million after income taxes, or $0.01 per share) is included in Other expenses, net related to the reversal of previously recorded expenses of disposed businesses.

(12)	Other adjustments for the three months ended December 31, 2019 included amounts recorded in:

•	Cost of goods sold - $0.1 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•
Selling, general and administrative expenses - $0.8 million of shortfall contributions for our multiemployer pension plan financial improvement plan, $0.8 million related to the settlement of terminated agreements, primarily in the Catalysts segment, and $0.8 million related to the settlement of an ongoing audit in the Lithium segment.

•
Other expenses, net - $8.5 million of a net loss resulting from the adjustment of indemnifications and other liabilities related to previously disposed businesses, $3.6 million of asset retirement obligation charges related to the update of an estimate at a site formerly owned by Albemarle, and $1.2 million of non-operating pension costs from our 50% interest in JBC.

After income taxes, these charges totaled $14.3 million, or $0.13 per share.

Other adjustments for the year ended December 31, 2019 included amounts recorded in:

•	Cost of goods sold - $0.7 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•
Selling, general and administrative expenses - $1.8 million of shortfall contributions for our multiemployer pension plan financial improvement plan, $0.9 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialties segment, $1.0 million related to the settlement of terminated agreements, primarily in the Catalysts segment, and $0.8 million related to the settlement of an ongoing audit in the Lithium segment.

•
Other expenses, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, $9.8 million of a net loss primarily resulting from the adjustment of indemnifications and other liabilities related to previously disposed businesses or purchase accounting, $3.6 million of asset retirement obligation charges related to the update of an estimate at a site formerly owned by Albemarle, and $1.2 million of non-operating pension costs from our 50% interest in JBC.

After income taxes, these charges totaled $21.7 million, or $0.20 per share.

Other adjustments for the three months ended December 31, 2018 included amounts recorded in:

•	Cost of goods sold - $8.8 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•	Selling, general and administrative expenses - $2.3 million of shortfall contributions for our multiemployer pension plan financial improvement plan.

•	Other expenses, net - $1.4 million gain related to the reversal of previously recorded liabilities of a disposed business.
After income taxes, these charges totaled $6.9 million, or $0.07 per share.

Other adjustments for the year ended December 31, 2018 included amounts recorded in:

•
Cost of goods sold - $4.9 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture and $8.8 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•
Selling, general and administrative expenses - $2.3 million of shortfall contributions for our multiemployer pension plan financial improvement plan and a $1.2 million contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to schools in the state of

Louisiana for qualified tuition purposes. This contribution is significant in size and is intended to provide long-term benefits for families in the Louisiana community. This was partially offset by a $1.5 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year.

•	Other expenses, net - $1.5 million gain related to the reversal of previously recorded liabilities of disposed businesses.
After income taxes, these charges totaled $11.6 million, or $0.11 per share.

(13)
Included in Income tax (benefit) expense for the three months and year ended December 31, 2019 are discrete net tax benefits of $29.8 million, or $0.28 per share, and $27.4 million, or $0.26 per share, respectively. This net benefit is primarily related to benefits for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation, and state rate changes.

Included in Income tax expense for the three months and year ended December 31, 2018 are discrete net tax benefits, excluding the discrete tax expense on the gain of sale of business note above, of $17.9 million, or $0.17 per share, and $29.5 million, or $0.27 per share, respectively. The net benefit for the three months is primarily as a result of a $24.3 million benefit from U.S. accrual to return adjustments, primarily related to the one-time transition tax calculation imposed by the TCJA, partially offset by a $4.5 million expense from foreign accrual to return adjustments, and a $2.4 million expense from U.S. state rate changes. The net benefit for the year ended December 31, 2018 is primarily a result of a $38.6 million benefit from U.S. accrual to return adjustments, primarily related to the one-time transition tax calculation imposed by the TCJA and $5.4 million excess tax benefits realized from stock-based compensation arrangements, partially offset by a $3.0 million expense from foreign accrual to return adjustments, a $2.4 million expense from U.S. state rate changes, and a $6.8 million expense for adjustments to foreign valuation allowances.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax (benefit) expense	Effective income tax rate
Three months ended December 31, 2019:
As reported	$78,297	$(5,105)	(6.5)%
Non-recurring, other unusual and non-operating pension and OPEB items	117,748	41,157
As adjusted	$196,045	$36,052	18.4%

Three months ended December 31, 2018:
As reported	$129,708	$11,196	8.6%
Non-recurring, other unusual and non-operating pension and OPEB items	60,752	26,632
As adjusted	$190,460	$37,828	19.9%

Year ended December 31, 2019:
As reported	$562,950	$88,161	15.7%
Non-recurring, other unusual and non-operating pension and OPEB items	131,750	39,725
As adjusted	$694,700	$127,886	18.4%

Year ended December 31, 2018:
As reported	$794,701	$144,826	18.2%
Non-recurring, other unusual and non-operating pension and OPEB items	(84,827)	8,379
As adjusted	$709,874	$153,205	21.6%